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The Coventry Group

3435 Stelzer Road

Columbus, Ohio 43219

Wasatch Funds, Inc.

150 Social Hall Avenue, 4th Floor

Salt Lake City, Utah 84111

Re:

AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF                                     , 2008 (THE “AGREEMENT”), BY AND AMONG THE COVENTRY GROUP (THE “COVENTRY GROUP”) ON BEHALF OF 1st SOURCE MONOGRAM INCOME EQUITY FUND, 1st SOURCE MONOGRAM INCOME FUND AND 1st SOURCE MONOGRAM LONG/SHORT FUND (EACH A “TRANSFERRING FUND” AND COLLECTIVELY THE “TRANSFERRING FUNDS”), 1st SOURCE CORPORATION INVESTMENT ADVISORS, INC. (“1st SOURCE ADVISORS”), INVESTMENT ADVISER TO THE TRANSFERRING FUNDS (FOR PURPOSES OF PARAGRAPHS 1.6, 6.4, 6.5 AND 9.1 OF THE AGREEMENT ONLY), WASATCH FUNDS INC. (THE “WASATCH FUNDS”) ON BEHALF OF WASATCH 1st SOURCE INCOME EQUITY FUND, WASATCH 1 st SOURCE INCOME FUND AND WASATCH 1ST SOURCE LONG/SHORT FUND (EACH AN “ACQUIRING FUND” AND COLLECTIVELY THE “ACQUIRING FUNDS”) AND WASATCH ADVISORS, INC. (“WASATCH ADVISORS”), INVESTMENT ADVISER TO THE ACQUIRING FUNDS (FOR PURPOSES OF PARAGRAPH 1.6 AND 9.1 OF THE AGREEMENT ONLY).

Ladies and Gentlemen:

You have requested our opinion with respect to certain of the Federal income tax consequences of a proposed transaction consisting of (i) the transfer of all of the assets of each of the Transferring Funds in exchange solely for voting shares of the beneficial interest of a corresponding Acquiring Fund (“Acquiring Fund Shares”); (ii) the assumption by each Acquiring Fund of all of the liabilities of the corresponding Transferring Fund; and (iii) the distribution of the Acquiring Fund Shares to the shareholders of the corresponding Transferring Fund in exchange for their shares of beneficial interest of the Transferring Fund (the “Transferring Fund Shares”) in liquidation of the Transferring Funds, all upon the terms and conditions set forth in the Agreement (the “Reorganization”). Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon (i) the Agreement; (ii) the combined Registration and Proxy Statement (Form N-14) filed with the Securities and Exchange Commission in connection with the Reorganization; (iii) certain representations concerning the

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Reorganization made to us by the Coventry Group, on behalf of the Transferring Funds, and the Wasatch Funds, on behalf of the Acquiring Funds, in letters of even date herewith (the “Representation Letters”); (iv) all other documents, financial and other reports which we deemed relevant or appropriate; and (v) the Code,1 applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the “Service”) contained in revenue rulings and procedures, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter. For purposes of this opinion, we have assumed that the representations and warranties set forth in the Agreement and the representations made in the Representation Letters are true and correct and that the conditions to the parties’ obligations under the Agreement will be satisfied and the parties will comply with their respective covenants thereunder. We have relied on the representations in the Representation Letters in rendering our opinion. To the extent that any representation in either of the Representation Letters is inaccurate, the conclusions set forth herein may also become inaccurate, or may no longer apply.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, of documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion. In performing such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the genuineness of all signatures and the correctness of all representations made therein. We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein. We have further assumed that there are no agreements or understandings contemplated therein other than those contained in the documents.

Based upon the foregoing, it is our opinion for federal income tax purposes that:

(a) The transfer of all of the assets of each Transferring Fund solely in exchange for the corresponding Acquiring Fund Shares and the assumption by the corresponding Acquiring Fund of the liabilities of the Transferring Fund followed by the distribution of the Acquiring Fund Shares to the Shareholders of the corresponding Transferring Fund in dissolution and liquidation of the Transferring Fund will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each Acquiring Fund and each Transferring Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(b) No gain or loss will be recognized by any Acquiring Fund upon the receipt of the assets of the corresponding Transferring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the corresponding Transferring Fund.

[1]	All references to the "Code" are to the Internal Revenue Code of 1986, as amended.

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(c) No gain or loss will be recognized by a Transferring Fund upon the transfer of that Transferring Fund’s assets to the corresponding Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the corresponding Acquiring Fund of the liabilities of the Transferring Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to Shareholders of the corresponding Transferring Fund in exchange for their shares of the Transferring Fund.

(d) No gain or loss will be recognized by the Shareholders of a Transferring Fund upon the exchange of their Transferring Fund Shares for the corresponding Acquiring Fund Shares in liquidation of the Transferring Fund.

(e) The aggregate adjusted basis of the Acquiring Fund Shares received by each Shareholder of the corresponding Transferring Fund pursuant to the Reorganization will be the same as the aggregate adjusted basis of the Transferring Fund Shares held by such Shareholder immediately prior to the Closing. The holding period of the Acquiring Fund Shares received by each Transferring Fund Shareholder will include the period during which the Transferring Fund Shares exchanged therefor were held by such Shareholder (provided the Transferring Fund Shares were held as capital assets on the date of the Closing).

(f) The adjusted basis of the Transferring Fund assets acquired by the corresponding Acquiring Fund will be the same as the adjusted basis of such assets to the Transferring Fund immediately prior to the Closing, and the holding period of the assets of the Transferring Fund in the hands of the corresponding Acquiring Fund will include the period during which those assets were held by the Transferring Fund.

(g) For purposes of Section 381 of the Code, each Acquiring Fund will be treated as the same corporation as the corresponding Transferring Fund and the tax attributes of such Transferring Fund enumerated in Section 381(c) of the Code will be taken into account by the Acquiring Fund as if there had been no reorganization.

This is a limited scope opinion. The opinion is limited to one or more federal income tax issues addressed in the opinion. Additional issues may exist that could affect the federal tax treatment of the matter that is the subject of the opinion, and the opinion does not consider or provide a conclusion with respect to any additional issues. With respect to any federal tax issues outside the limited scope of the opinion, the opinion was not written, and cannot be used by the taxpayers for the purpose of avoiding penalties that may be imposed on the taxpayers. Moreover, there is no compensation arrangement and no referral agreement between us and any person with respect to promoting, marketing, or recommending the transaction (or any substantially similar arrangement) that is the subject of the opinion.

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This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. Our opinions represent our best legal judgment as to the matters addressed herein, but are not binding upon the Service or the courts, and there is no guarantee that the Service will not assert positions contrary to the ones taken in this opinion. We disclaim any obligation to make any continuing analysis of the facts or relevant law following the date of this opinion letter.

Our opinions are provided solely to you as a legal opinion only, and not as a guaranty or warranty, and are limited to the specific transactions and matters described above. No opinion may be implied or inferred beyond what is expressly stated in this letter. We express no opinion with respect to any matter not specifically addressed by the foregoing opinions. By way of illustration, and without limitation of the foregoing, we express no opinion regarding (i) the federal income tax consequences of the payment of Reorganization expenses by Wasatch Advisors and 1st Source Advisors, except in relation to the qualification of the transfer of each Transferring Fund’s assets to its corresponding Acquiring Fund as a reorganization under Section 368(a) of the Code; (ii) the effect of the Reorganization on any Transferring Fund with respect to any transferred asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting (including under Section 1256 of the Code); (iii) the effect of the Reorganization on any shareholder of a Transferring Fund that is required to recognize unrealized gains or losses for federal income tax purposes under a mark-to-market system of accounting; (iv) whether accrued market discount, if any, on any market discount bonds held by a Transferring Fund will be required to be recognized as ordinary income under Section 1276 of the Code as a result of the Reorganization; and (v) any state, local or foreign tax consequences of the Reorganization.

Our opinions are being rendered to the Coventry Group and the Wasatch Funds and their respective Boards of Directors and Trustees, and may be relied upon only by the Coventry Group and the Wasatch Funds and their respective Boards of Trustees and Directors. The Transferring Funds, the Acquiring Funds, the Coventry Group, the Wasatch Funds and the shareholders of the Transferring Funds and the Acquiring Funds are free to disclose the tax treatment or tax structure of any of the transactions described herein.

Very truly yours,